EXHIBIT 99.1

MSC – MEDICAL SERVICES COMPANY

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

1.	PURPOSE

The MSC-Medical Service Company’s (the “Company’s”) Audit Committee (the “Committee”) is appointed by the Board of Directors for the purpose of:

•	appointing, overseeing and replacing, if necessary, the independent auditor; and

•	assisting the Board of Directors’ oversight of

(i)	preparation of the Company’s financial statements,

(ii)	Company’s compliance with legal and regulatory requirements;

(iii)	independent auditor’s qualifications and independence,

(iv)	performance of Company’s independent auditor, and

(v)	when applicable, approve reports in compliance with Securities and Exchange Commission (“SEC”) regulations regarding statements concerning the Company’s Audit Committee in the annual proxy statement.

2.	MEMBERSHIP

The Committee shall consist of two or more Directors appointed by the Board of Directors, one of whom shall be appointed as the Chairman of the Committee. Committee members may be removed by the Board of Directors in its discretion. Members of the Committee shall be or become versed in reading and understanding financial statements. In addition, on an annual basis, the Committee shall determine if at least one member of the Committee qualifies as an audit committee financial expert (as such term is defined by the SEC).

3.	MEETINGS

The Committee shall meet at least four times annually (either in person or via teleconference), with additional meetings scheduled as appropriate. The Committee will meet at least annually with management and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. The Committee shall prepare formal minutes from its meetings and the substance of its meetings shall be reported regularly to the Board of Directors.

4.	RESPONSIBILITIES

The function of the Committee is oversight of the Company’s financial reporting system. While the Committee has the responsibilities set forth in this charter, it is not the responsibility of the Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assure compliance with laws, regulations, or any internal rules or policies of the Company. The independent auditor is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing reports thereon, and management is responsible for assuring compliance with laws, regulations, and any internal rules or policies of the Company. The Committee has direct and sole responsibility for the appointment, compensation, oversight, and replacement, if necessary, of the independent auditor, including the resolution of disagreements between management and the auditor regarding financial reporting. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors). The Committee has the authority to retain legal, accounting, or other experts that it determines to be necessary to carry out its duties. It also has authority to determine compensation for such advisors, as well as for the independent auditor.

The Committee shall assist the Board of Directors in fulfilling its oversight responsibilities by accomplishing the following:

(a) Oversight of Independent Auditor

(i)	Annually evaluate, determine the selection of, the rotation of, and, if necessary, determine the replacement of, the independent auditor. The independent auditor shall be directly responsible to the Audit Committee.

(ii)	Pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the auditor.

(iii)	Receive formal written statements at least annually from the independent auditor regarding the auditor’s independence, including a delineation of all relationships between the auditor and the Company; discuss with the independent auditor any disclosed relationships or services that may affect the objectivity and independence of the independent auditor, addressing at least the matters set forth in Independence Standards Board Standard No. 1; and if so determined by the Committee, recommend that the Board of Directors take appropriate action to satisfy itself of the independence of the auditor. Moreover, the Committee shall set clear hiring policies for employees or former employees of the independent auditor.

(iv)	At least annually, receive a report, orally or in writing, from the independent auditor detailing the firm’s internal quality control procedures and any material issues raised by independent auditor’s internal quality control review, peer review, or any governmental or other professional inquiry performed within the past five years and any remedial actions implemented by the firm.

(b) Oversight of Audit Process and Legal Compliance

(i)	Review with the independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation. Review with independent auditor any difficulties with audits and management response. At the conclusion of the audit review the findings of such audit, including any comments or recommendations of the independent auditor.

(ii)	Review and discuss with management and independent auditor the Company’s system of internal controls, its financial and critical accounting practices, and policies relating to risk assessment and management.

(iii)	Receive and review reports of the independent auditor discussing 1) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements; 2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and restatements, and the treatment preferred by the independent auditor; and 3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(iv)	Review and discuss with management and the independent auditor the annual and quarterly financial statements and MD&A of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q with the SEC. Such review may be by the full Committee or by the Committee chairman. Discuss the results of the annual audit and quarterly review and any other matters required to be communicated to the committee by the independent auditor under generally accepted auditing standards. Discuss with management and independent auditor their judgment about the quality of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, including the Company’s disclosures of critical accounting policies and other disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

(v)	Discuss policies and procedures for the type of information and the type of presentation of such information to be included in earnings press releases and earning guidance provided to analysts and rating agencies.

(vi)	Discuss with management and independent auditor any changes in the Company’s critical accounting principles and regulatory and accounting initiatives.

(vii)	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements of the Company.

(viii)	Meet, periodically, with the CEO, CFO, and the independent auditor in separate executive sessions to discuss results of examinations. The CEO and CFO must disclose to the auditors and the Committee all significant deficiencies and material weaknesses in the design or operation of internal controls, and any fraud that involves management or other employees who have a significant role in the company’s financial reporting control processes. Review the adequacy and effectiveness of the accounting and financial controls of the Company. Elicit recommendations for the improvement of internal controls particularly in areas where new or more detailed controls or procedures are desirable.

(ix)	Discuss with independent auditor the matters required to be communicated to audit committees in accordance with generally accepted auditing standards.

(x)	Establish procedures, in coordination with the Company’s Compliance Program, for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or auditing matters.

(c) Other Responsibilities

(i)	Review adequacy of this audit committee charter annually and submit charter to Board of Directors for approval.

(ii)	Report recommendations to the Board on a regular basis and present to the Board of Directors an annual performance evaluation of the Committee.

(iii)	Perform any other activities consistent with the Charter, By-laws and governing law as the Board of Directors or the Audit Committee shall deem appropriate.